Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 o: 512.338.5400 f: 512.338.5499

March 4, 2024

Bakkt Holdings, Inc.
10000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Bakkt Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of (a) up to 34,917,532 shares (the “Shares”) of the Class A Common Stock of the Company, par value $0.0001 per share (“Common Stock”), including the 4,917,532 shares of Common Stock to be issued upon exercise of certain of the Pre-Funded Warrants (as defined below) prior to the Closing (as defined in the Securities Purchase Agreement) (the “Exercised Pre-Funded Warrant Shares”), (b) Class 1 Warrants to purchase up to 23,068,051 shares of Common Stock (the “Class 1 Warrants”), (c) Class 2 Warrants to purchase up to 23,068,051 shares of Common Stock (the “Class 2 Warrants” and together with the Class 1 Warrants, the “Warrants”), (d) 46,136,102 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), (e) Pre-Funded Warrants to purchase up to 11,218,570 shares of Common Stock (the “Pre-Funded Warrants”), which excludes Pre-Funded Warrants exercised prior to the Closing and (e) 11,218,570 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares” and, together with the Shares, Warrants, Warrant Shares, and Pre-Funded Warrants, the “Securities”), which excludes the Exercised Pre-Funded Warrant Shares, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-271361) initially filed on April 21, 2023 and declared effective by the Securities and Exchange Commission (the “Commission”) on February 14, 2024 (the “Registration Statement”).
The offering and sale of the Securities are being made pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 29, 2024, by and among the Company and the purchasers identified on the signature pages thereto.
We have examined copies of the Securities Purchase Agreement, the form of Class 1 Warrant, the form of Class 2 Warrant, the form of Pre-Funded Warrant, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) as supplemented by the prospectus supplement to be dated February 29, 2024, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, together with the documents or portions thereof incorporated by reference therein, as modified or superseded as described therein (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

March 4, 2024

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents executed or to be executed, we have assumed that the counterparties thereto, excluding the Company, have been duly incorporated or organized and are, and will continue to be, validly existing and in good standing, and have or will have the requisite legal status and legal capacity under the laws of their respective jurisdictions of incorporation or organization and had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as expressly set forth in the paragraphs below, the validity and binding effect thereof on such parties.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:
1.The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.
2.The Warrants and Pre-Funded Warrants have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and
3.The Warrant Shares and Pre-Funded Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment of the exercise price therefor in accordance with the terms of the Warrants and Pre-Funded Warrants, respectively, will have been validly issued, fully paid and nonassessable.
We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware and, solely as to the Warrants and Pre-Funded Warrants constituting valid and binding obligations of the Company, the laws of the State of New York.
Our opinion that any document is legal, valid, binding and enforceable is qualified as to:
(a)limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
(b)rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

March 4, 2024

(c)the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.
In addition, we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants and Pre-Funded Warrants. For purposes of our opinion in paragraph 2, we have assumed the Exercise Price (as defined in the Warrants and the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.
We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation